Exhibit 99.1

Horizon Technology Finance Announces Fourth Quarter and Full Year 2021 Financial Results

- Fourth Quarter 2021 Net Investment Income per Share of $0.39; NAV per Share of $11.56 -

- Annual Debt Portfolio Yield of 15.7% in 2021 -

- Declares Regular Monthly Distributions Totaling $0.30 per Share -

- Horizon Platform Ends 2021 with Committed Backlog of $155 Million, Including $127 Million in HRZN Commitments -

- Grew Portfolio Year over Year by 30% to $458 Million -

Farmington, Connecticut – March 1, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“HRZN”, “Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Net investment income (“NII”) of $8.1 million, or $0.39 per share, compared to $3.9 million, or $0.21 per share for the prior-year period
•	Total investment portfolio of $458.1 million as of December 31, 2021
•	Net asset value of $245.3 million, or $11.56 per share, as of December 31, 2021
•	Annualized portfolio yield on debt investments of 16.2% for the quarter
•	HRZN funded 17 loans totaling $79.9 million
•	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $118.2 million through its lending platform (“Horizon Platform”), inclusive of the HRZN loans
•	Raised total net proceeds of approximately $12.8 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from seven portfolio companies
•	Cash of $45.9 million and credit facility capacity of $92.8 million as of December 31, 2021
•	Held portfolio of warrant and equity positions in 76 companies as of December 31, 2021
•	Undistributed spillover income of $0.51 per share as of December 31, 2021
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in April, May and June 2022

Full Year 2021 Highlights

•	Net investment income of $28.2 million, or $1.41 per share for 2021, compared to $20.7 million, or $1.18 per share, for the prior year
•	Achieved portfolio yield on debt investments of 15.7% for 2021
•	HRZN funded 49 loans totaling $297.1 million; experienced liquidity events from 20 portfolio companies

“The fourth quarter capped off a landmark year for Horizon and the Horizon Platform, including a record investment portfolio at year-end of over $450 million, and we are proud of our entire team’s efforts,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We generated NII of $0.39 per share, above our distribution level, while we continued growing our portfolio. Once again, we successfully harnessed the increasing power of the ‘Horizon’ brand to drive strong loan originations in the quarter, while maintaining an impressive committed backlog and pipeline of venture debt opportunities. In addition, HTFM’s predictive pricing strategy continued to prosper, as we completed seven portfolio exits, once again leading to a debt portfolio yield of over 16%, among the top of the industry.”

“Along with HRZN’s excellent growth, we finished the year with nearly 98% of its portfolio 3-rated or better,” continued Mr. Pomeroy. “We also recently further strengthened HRZN’s balance sheet and expanded its lending capacity, which should enable us to further grow the portfolio in 2022. With demand for venture debt remaining at near-peak levels, and with an extensive committed backlog and pipeline, we believe HRZN is well situated in 2022 to continue to grow its portfolio and deliver compelling returns to its shareholders.”

Fourth Quarter 2021 Operating Results

Total investment income for the quarter ended December 31, 2021 grew 68% to $16.9 million, compared to $10.1 million for the quarter ended December 31, 2020, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio, as well as higher fee income.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2021 and 2020 was 16.2% and 13.0%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended December 31, 2021 were $8.7 million, compared to $5.9 million for the quarter ended December 31, 2020. The increase was primarily due to a $0.9 million increase in interest expense, a $0.4 million increase in the base management fee and a $1.0 million increase in the performance-based incentive fee.

Net investment income for the quarter ended December 31, 2021 was $8.1 million, or $0.39 per share, compared to $3.9 million, or $0.21 per share, for the quarter ended December 31, 2020.

For the quarter ended December 31, 2021, net realized loss on investments was $0.9 million, or $0.04 per share, compared to net realized loss on investments of $18.6 million, or $0.99 per share, for the quarter ended December 31, 2020.

For the quarter ended December 31, 2021, net unrealized depreciation on investments was $4.9 million, or $0.24 per share, compared to net unrealized appreciation on investments of $17.1 million, or $0.91 per share, for the prior-year period.

Full Year 2021 Operating Results

Total investment income for the year ended December 31, 2021 was $60.0 million, an increase of 30% compared to $46.0 million for the year ended December 31, 2020.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2021 and 2020 was 15.7% and 14.6%, respectively.

For the full year ended December 31, 2021, net investment income was $28.2 million, or $1.41 per share, compared to net investment income of $20.7 million, or $1.18 per share, in the prior year.

For the full year ended December 31, 2021, net realized loss on investments was $3.2 million, or $0.16 per share, compared to net realized loss on investments of $14.7 million, or $0.84 per share, for the full year ended December 31, 2020.

For the full year ended December 31, 2021, net unrealized appreciation on investments was $3.2 million, or $0.16 per share, compared to net unrealized appreciation on investments of $0.3 million, or $0.02 per share, for the full year ended December 31, 2020.

Portfolio Summary and Investment Activity

As of December 31, 2021, the Company’s debt portfolio consisted of 45 secured loans with an aggregate fair value of $437.3 million. In addition, the Company’s total warrant, equity and other investments in 78 portfolio companies had an aggregate fair value of $20.8 million. Total portfolio investment activity for the three months and full year ended December 31, 2021 and 2020 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2021	2020	2021	2020
Beginning portfolio	$452,346	$311,750	$352,545	$319,551

New debt investments	88,693	76,913	344,445	198,561

Principal payments received on investments	(2,171)	(4,485)	(13,474)	(24,829)

Early pay-offs	(66,579)	(30,644)	(174,536)	(121,429)

Accretion of debt investment fees	1,370	815	4,556	3,895

New debt investment fees	(930)	(938)	(3,261)	(2,353)

Warrants received in settlement of fee income	—	—	—	978

Proceeds from sale of investments	(9,169)	(134)	(52,954)	(8,335)

Dividend income from controlled affiliate investment	—	—	—	118

Net realized loss on investments	(568)	(17,672)	(2,451)	(13,727)

Net unrealized (depreciation) appreciation on investments	(4,917)	17,139	3,205	313

Other	—	(199)	—	(198)

Ending portfolio	$458,075	$352,545	$458,075	$352,545

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2021, September 30, 2021 and December 31, 2020:

($ in thousands)	December 31, 2021			September 30, 2021			December 31, 2020
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	9	$104,863	24.0%	5	$56,337	13.1%	6	$77,950	23.4%
3	34	322,084	73.6%	35	359,658	83.7%	24	240,933	72.2%
2	1	3,470	0.8%	2	11,141	2.6%	3	12,875	3.9%
1	1	6,900	1.6%	1	2,800	0.6%	1	1,737	0.5%
Total	45	$437,317	100.0%	43	$429,936	100.0%	34	$333,495	100.0%

As of December 31, 2021, Horizon’s loan portfolio had a weighted average credit rating of 3.2, compared to 3.1 as of September 30, 2021 and 3.2 as of December 31, 2020, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of December 31, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $11.5 million and a fair value of $6.9 million. As of September 30, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.8 million.  As of December 31, 2020, there was one debt investment with an internal credit rating of 1, with a cost of $6.8 million and a fair value of $1.7 million.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $71.4 million in available liquidity, consisting of $45.9 million in cash and money market funds, and $25.5 million in funds available under existing credit facility commitments.

As of December 31, 2021, there was $53.5 million in outstanding principal balance under our $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of December 31, 2021, there was $78.8 million in outstanding principal balance under our $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.62%. Subsequent to year-end 2021, the Company amended its senior secured debt facility, increasing the commitment by $100 million to enable its wholly-owned subsidiary to issue up to $200 million of secured notes. The amendment to the facility extends the investment period to June 2023 and the maturity date to June 2028. In addition, the amendment, among other things, reduces the applicable margin used to calculate the credit facility’s interest rate on the Company’s borrowings above $100 million. Such borrowings will be priced at the three-year USD mid-market swap rate plus 3.00%. The facility is collateralized by certain of the Company's assets.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. The reinvestment period of the Notes ended July 15, 2021 and the maturity is September 15, 2027. As of December 31, 2021, the Notes had an outstanding principal balance of $70.5 million.

During the three months ended December 31, 2021, the Company sold 784,718 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $12.8 million, including $0.3 million of offering expenses, from these sales.

As of December 31, 2021, the Company’s debt to equity leverage ratio was 106%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 194%.

Liquidity Events

During the quarter ended December 31, 2021, Horizon experienced liquidity events from seven portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, Getaround, Inc. prepaid its outstanding principal balance of $25.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In October, Topia Mobility, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In October, HRZN received warrant proceeds of $0.1 million from its investment in Education Elements, Inc.

In November, CVRx, Inc. prepaid its outstanding principal balance of $20.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In November, MVI (ABC), LLC (assignee of Stereovision Inc.) paid its outstanding principal balance of $3.5 million on its venture loan, plus interest.

In December, HRZN received $7.0 million from the sale of its debt investment in Betabrand Corporation.

In December, HRZN received cash proceeds of $0.3 million from the sale of shares in Qualtrics International Inc., which HRZN received in connection with the sale of Clarabridge, Inc.

Net Asset Value

At December 31, 2021, the Company’s net assets were $245.3 million, or $11.56 per share, compared to $212.6 million, or $11.02 per share, as of December 31, 2020.

For the quarter ended December 31, 2021, net increase in net assets resulting from operations was $2.3 million, or $0.11 per share, compared to a net increase in net assets resulting from operations of $2.4 million, or $0.13 per share, for the quarter ended December 31, 2020.

Stock Repurchase Program

During the quarter ended December 31, 2021, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2021, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On January 7, 2022, the Company funded a $1.3 million debt investment to an existing portfolio company, Unagi Inc.

On January 21, 2022, the Company funded a $7.5 million debt investment to a new portfolio company, a developer of prescription digital diagnostic and therapeutic products focused on pediatric behavioral health conditions.

On January 26, 2022, the Company funded a $5.0 million debt investment to an existing portfolio company, Castle Creek Biosciences, Inc.

On January 28, 2022, the Company funded a $1.0 million debt investment to an existing portfolio company, Alula Holdings, Inc.

On February 1, 2022, the Company funded a $2.5 million debt investment to an existing portfolio company, Dropoff, Inc.

On February 7, 2022, the Company funded a $5.0 million debt investment to an existing portfolio company, Canary Medical Inc.

On February 10, 2022, the Company funded a $7.5 million debt investment to a new portfolio company, a software-enabled services provider focused on planning, migration, operation and automation of SAP in the cloud.

On February 11, 2022, Quip NYC Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Quip NYC Inc.

On February 23, 2022, the Company funded a $2.5 million debt investment to an existing portfolio company, NextCar Holding Company, Inc.

On February 24, 2022, LiquiGlide, Inc. prepaid its outstanding principal balance of $2.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in LiquiGlide, Inc.

Monthly Distributions Declared in First Quarter 2022

On February 25, 2022, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of April, May and June 2022. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 17, 2022	March 18, 2022	April 14, 2022	$0.10
April 18, 2022	April 19, 2022	May 16, 2022	$0.10
May 17, 2022	May 18, 2022	June 15, 2022	$0.10
		Total:	$0.30

After paying distributions of $1.25 per share deemed paid for tax purposes in 2021, declaring on October 22, 2021 a distribution of $0.10 per share payable January 14, 2022, and generating taxable earnings of $1.48 per share in 2021, the Company's undistributed spillover income as of December 31, 2021 was $0.51 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 2, 2022, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13726805. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in HRZN’s filings with the Securities and Exchange Commission. HRZN undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020

Assets
Non-affiliate investments at fair value (cost of $452,387 and $343,158, respectively)	$458,075	$343,498
Non-controlled affiliate investments at fair value (cost of $0 and $6,854, respectively)	—	7,547
Controlled affiliate investments at fair value (cost of $1,450 and $1,500, respectively)	—	1,500
Total investments at fair value (cost of $453,837 and $351,512, respectively)	458,075	352,545
Cash	38,054	19,502
Investments in money market funds	7,868	27,199
Restricted investments in money market funds	1,359	1,057
Interest receivable	6,154	4,946
Other assets	2,450	1,908
Total assets	$513,960	$407,157

Liabilities
Borrowings	$257,613	$185,819
Distributions payable	6,365	5,786
Base management fee payable	706	563
Incentive fee payable	2,015	975
Other accrued expenses	1,926	1,417
Total liabilities	268,625	194,560

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 21,384,925 and 19,453,821 shares issued and 21,217,460 and 19,286,356 shares outstanding as of December 31, 2021 and December 31, 2020, respectively	22	19
Paid-in capital in excess of par	301,359	271,287
Distributable earnings	(56,046)	(58,709)
Total net assets	245,335	212,597
Total liabilities and net assets	$513,960	$407,157
Net asset value per common share	$11.56	$11.02

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Investment income
Interest income on investments
Interest income on non-affiliate investments	$15,194	$9,217	$54,159	$41,503
Interest income on affiliate investments	39	157	252	689
Total interest income on investments	15,233	9,374	54,411	42,192
Fee income
Prepayment fee income on non-affiliate investments	1,651	434	4,111	2,345
Fee income on non-affiliate investments	61	223	1,481	1,335
Fee income on affiliate investments	—	35	12	45
Total fee income	1,712	692	5,604	3,725
Dividend income
Dividend income on controlled affiliate investments	—	—	—	118
Total dividend income	—	—	—	118
Total investment income	16,945	10,066	60,015	46,035
Expenses
Interest expense	3,253	2,342	12,034	9,673
Base management fee	2,022	1,593	7,617	6,458
Performance based incentive fee	2,015	975	7,055	5,187
Administrative fee	456	276	1,285	1,016
Professional fees	544	445	1,892	1,540
General and administrative	369	312	1,511	1,190
Total expenses	8,659	5,943	31,394	25,064
Net investment income before excise tax	8,286	4,123	28,621	20,971
Provision for excise tax	227	222	401	222
Net investment income	8,059	3,901	28,220	20,749
Net realized and unrealized loss on investments
Net realized loss on non-affiliate investments	(486)	(18,644)	(2,858)	(14,686)
Net realized loss on non-controlled affiliate investments	(390)	—	(390)	—
Net realized loss on controlled affiliate investments	—	—	—	(12)
Net realized loss on investments	(876)	(18,644)	(3,248)	(14,698)
Net realized loss on extinguishment of debt	—	—	(395)	—
Net realized loss	(876)	(18,644)	(3,643)	(14,698)
Net unrealized (depreciation) appreciation on non-affiliate investments	(4,811)	17,020	5,503	1,585
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	1,019	120	(848)	(1,014)
Net unrealized depreciation on controlled affiliate investments	(1,125)	—	(1,450)	(258)
Net unrealized (depreciation) appreciation on investments	(4,917)	17,140	3,205	313
Net realized and unrealized loss	(5,793)	(1,504)	(438)	(14,385)
Net increase in net assets resulting from operations	$2,266	$2,397	$27,782	$6,364
Net investment income per common share	$0.39	$0.21	$1.41	$1.18
Net increase in net assets per common share	$0.11	$0.13	$1.39	$0.36
Distributions declared per share	$0.35	$0.30	$1.25	$1.25
Weighted average shares outstanding	20,622,770	18,794,836	20,027,420	17,534,528